Exhibit 99.1

PRESS RELEASE

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES
STOCK REPURCHASE PROGRAM

MIDDLEBURG, VIRGINIA – September 15, 2015 – Middleburg Financial Corporation (the “Company”) (NASDAQ: MBRG), the holding company for Middleburg Bank, today announced that its Board of Directors has authorized the repurchase of up to $10 million of the Company’s common stock, or approximately 8% of the Company’s outstanding shares.  The program is effective immediately and runs through December 31, 2017.  The new program replaces the previous repurchase program adopted in 1999, pursuant to which the Company had 24,084 shares remaining eligible for repurchase.

"The management team and Board of Directors believe strongly in the Company’s long term growth and profitability. Consequently, the share repurchase program reinforces our continued commitment to enhancing shareholder value. Depending on the number of shares we are able to repurchase at or near current market prices, we expect that the repurchase will be immediately accretive to earnings per share," commented Gary R. Shook, President and CEO of the Company.  He continued, "The Company will continue to be well capitalized under regulatory guidelines."

The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, and other conditions.  Repurchases of common stock may be made through open market purchases or privately negotiated transactions, and may be made under a Rule 10b5-1 plan that would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston, Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg.